UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2016

PSYCHEMEDICS CORPORATION

(Exact Name of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13738	58-1701987
(Commission File Number)	(I.R.S. Employer Identification No.)

125 Nagog Park, Acton, Massachusetts	01720
(Address of Principal Executive Offices)	(Zip Code)

(978) 206-8220

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into Material Definitive Agreement

On March 21, 2016, Psychemedics Corporation (the “Company”), drew down under its equipment financing arrangement with Banc of America Leasing & Capital, LLC, which included a Master Loan and Security Agreement and related documentation (collectively the “Equipment Loan Arrangement”) Equipment Note No. 006 in the principal amount of $609,843.83. The due date under the Equipment Note is March 21, 2021 and the Equipment Note bears interest each month at the then current 30-day LIBOR rate + 2.00% (which would amount to an annual rate of 2.43% as of the date of filing of this report). Principal and interest are payable over the 60-month repayment period and principal can be repaid without premium or penalty. The Equipment Note is secured by a first priority security interest in the equipment to be acquired with the proceeds of the Equipment Note. A description of the Equipment Loan Arrangement is provided under the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2014, and a copy of the documentation evidencing the Equipment Loan Arrangement was included as Exhibits 10.2 and 10.3 to the Company’s Quarterly Report on Form 10-Q for the First Quarter of 2014 filed on May 1, 2014. The equipment financing arrangement was amended on September 15, 2015 as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2015. The total outstanding balance on all notes as of this filing is $6.1 million, with $92 thousand available for borrowing.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHEMEDICS CORPORATION
Dated: March 24, 2016

	By:	/s/ Neil L. Lerner
Neil L. Lerner,
Vice President - Finance